Exhibit 5.1

[ORACLE LETTERHEAD]

December 20, 2013

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 20, 2013, in connection with the registration under the Securities Act of 1933, as amended, of 305,029,345 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 305,000,000 shares are to be issued under the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Oracle Plan”) and 29,345 shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of November 14, 2013 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC, Bitzer Mobile Inc. (“Bitzer”) and certain other parties thereto. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Bitzer under the Bitzer Mobile Inc. 2011 Stock Incentive Plan, as amended (together with the Oracle Plan, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary